SERVICES AGREEMENT

This Services Agreement ("Agreement") is made and entered into effective as of December 1, 2007 (the "Effective Date"), by and between Xcorporeal, Inc., a Delaware corporation (the "Company"), and Daniel Goldberger, an individual and member of the Company's Board of Directors ("Consultant").

RECITALS

A. WHEREAS, Consultant has professional experience and expertise applicable to the Company's business, the Company desires to benefit from Consultant's expertise by retaining Consultant, and Consultant desires to perform the Services (as defined below) in accordance with and during the term provided for in this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

AGREEMENT

1. TERM OF AGREEMENT

Term. The term of this Agreement shall begin on the Effective Date, and shall continue on a month-to-month basis until the earlier to occur of the following: (a) a Chief Executive Officer is employed by the Company, (b) this Agreement is terminated by either party upon no less than five (5) business days' prior written notice "Term"), or (c) Consultants returns to his previous role as only a member of the board of directors of the Company; in any case unless otherwise extended by the parties in writing.

2. SERVICES TO BE PROVIDED

2.1 Services. During the Term, Consultant shall provide consulting services for the Company as the Company may request from time to time, including, without limitation, serving as a management consultant to the Company (collectively, the "Services"). Consultant shall report directly to the Executive Chairman of the Board. Consultant agrees to devote at least 80 hours per month to providing the Services.

2.2 Status as Independent Contractor. The Company acknowledges that Consultant serves from time to time as an employee, advisor, investor or consultant for companies unrelated to the Company. The additional relationship created by this Agreement is that of independent contractor. Consultant is not a partner, joint venturer, agent or employee of the Company, and will have no authority to bind or act as agent for the Company or its employees for any purpose. The Company shall not withhold payroll taxes, and Consultant shall not be covered by health, life, disability, or worker's compensation insurance of the Company.

3. COMPENSATION

3.1 Cash Compensation. In consideration for Consultant's performance of the Services, the Company shall pay Consultant the gross amount of Fifteen Thousand Dollars ($15,000) per month during the first two (2) months of the Term, and thereafter, the Company shall pay Consultant the gross amount of Twelve Thousand Five Hundred Dollars ($12,500) per

month. Payments will be made by the Company within five (5) days after each month of performance of the Services, provided that the first monthly payment will be made within five (5) days after execution of this Agreement by both parties.

3.2 No Additional Compensation. During the Term, Consultant will not receive any additional cash compensation for serving as a member of the board of directors of the Company (the "Board") or any of its committees, and any compensation paid to Consultant in such capacities shall be a credit with regard to the amounts due hereunder. Consultant shall, however, be entitled to retain any compensation, including the grant of stock options or other forms of non-cash consideration, payable generally to members of the Board for their services.

4. REIMBURSEMENT OF EXPENSES

4.1 Travel and Other Expenses. The Company shall pay to or reimburse Consultant for reasonable and necessary business, travel, promotional and similar expenditures incurred by Consultant in performing the Services in accordance with the Company's standard travel policies.

4.2 Liability Insurance. The Company shall include Consultant as a named insured under its existing officers and directors insurance.

4.3 Indemnification. Consultant shall be subject to the Company's standard indemnification given to all officers and directors of the Company.

5. CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY.

5.1 Confidential Information. Except as required in connection with Consultant's performance of the Services, Consultant will not, directly or indirectly, use for Consultant's own benefit or the benefit of others, or disclose or publish any of the Company's proprietary and confidential information, whether or not conceived, originated, discovered or developed by Consultant, either during or at any time after the Term.

5.2. Ownership of Information. All documents, papers, notes, notebooks, memoranda, computer files, and other written or electronic records of any kind made by Consultant during and in connection with Consultant's engagement by the Company hereunder, and all work product of Consultant made or created at the request of the Company (collectively, the "Materials"), shall remain the property of Company at all times. Upon termination of Consultant's engagement with the Company, or at any other time the Company so requests, Consultant shall deliver to the Company all originals, summaries and copies of all Materials then in Consultant's possession, whether prepared by Consultant or not.

6. OTHER PROVISIONS

6.1. Entire Agreement. This Agreement and each of the other agreements referenced herein are the only agreements and understandings between the parties pertaining to the subject matter of this Agreement, and supersede all prior agreements, summaries of agreements, descriptions of compensation packages, discussions, negotiations, understandings, representations or warranties, whether verbal or written, between the parties pertaining to such subject matter. It is understood by the parties that this Agreement shall not be deemed to

supersede or otherwise modify any of the following agreements between the parties hereto: the letter agreement, dated as of November 6. 2007, the employment agreement entered into on October 13, 2006, and the Company's 2006 Stock Incentive Plan.

6.2. Severability. The invalidity or unenforceability of any provisions of this Agreement under particular facts and circumstances will not affect the validity or enforceability either of other provisions of this Agreement or, under other facts and circumstances, of such provisions. In addition, such provisions will be reformed to be less restrictive if under such facts and circumstances they would then be valid and enforceable.

6.3. Governing Law. The validity, construction and performance of this Agreement will be governed by the laws, without regard to the laws as to choice or conflict of laws, of the State of California.

6.4. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, or Consultant's relationship with the Company or its affiliates, including without limitation the issue of arbitrability, will be resolved by final and binding arbitration before a retired judge at JAMS or its successor in Santa Monica, California. To the maximum extent permitted by applicable law, the prevailing party will be awarded its arbitration, attorney and expert witness fees, costs and expenses. Judgment on any interim or final award of the arbitrator may be entered in any court of competent jurisdiction. If and when Consultant is located outside the United States of America, then the UNCITRAL Arbitration Rules shall be applied in conjunction with any and all arbitration proceedings.

6.5. Waiver. No waiver by either party of a breach of any provision of this Agreement will be construed as a waiver of any subsequent or different breach, and no forbearance by a party to seek a remedy for noncompliance or breach by the other party will be construed as a waiver of any right or remedy with respect to such noncompliance or breach.

6.6. Amendment; Assignment. This Agreement may be amended, modified or supplemented only by a writing executed by the parties hereto. Neither party may assign this Agreement or any of their respective rights, duties and obligations hereunder without the prior written consent of the other party.

AGREED TO:

CONSULTANT	**XCORPOREAL, INC.**
By: [signature]	By: [signature]
Date: JAN 23 08	Name: ROBERT WEINSTEIN
	Title: CFO
	Date: 1/24/08